Exhibit 1.1

Signed COPY

LEASE AND OPTION AGREEMENT FOR PURCHASE AND SALE OF MINING PROPERTIES

This Lease and Option Agreement for Purchase and Sale of Mining Properties ("***Agreement***"), is made on the 19 day of August, 2010 by and between:

South American Minerals, Inc., a Nevada company, whose address is [76 Beaver St. - 26th Floor, New York, NY 10005 USA] ("***Lessor***") and

American Nuclear Resources LLC., a Colorado limited liability company, whose mailing address is Six Cherry Lane Drive, Cherry Hills Village, Colorado 80113-4210 ("***Lessee***").

Lessee and Lessor are sometimes referred to hereunder individually as a *"**Party**"* and collectively as the *"**Parties.**"*

Recitals

A. Lessor is the owner of unpatented mining claims and lessee of a state mining lease in San Juan County, Utah, as are described more particularly on **Schedule A** hereto, and are hereinafter referred to as the "***Mining Properties***", and Lessor desires to lease the Mining Properties, with an option to purchase, to Lessee pursuant to the terms of this Agreement.

B. Lessee desires to lease the Mining Properties, with an option to purchase, from Lessor pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of Ten Dollars, the premises to this Agreement, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

ARTICLE I
Definition and Interpretation

In addition to terms defined elsewhere in this Agreement the following terms shall have the meanings set forth below:

1.1. "***Agreement***" shall have the meaning set forth in the introductory paragraph.

1.2. "***Aldershot***" means Aldershot Resources Ltd., a Canadian company, whose address is Suite 209, Old Stock Exchange Building, 475 Howe Street, BC, Vancouver, Canada V6C 2B3.

1.3. "***Aldershot US Subsidiary***" means a wholly owned subsidiary of Aldershot, organized and qualified to do business in one or more states of the United States of America.

1.4. "***BLM***" means the Bureau of Land Management.

1.5. "***Business Day***" shall mean a day (other than a Saturday) on which banks are open for business in Utah and Colorado.

1.6. "***Cash Payment***" shall mean each amount due to Lessor in US Dollars pursuant to Section 3.1(a).

1.7. "***Data***" shall have the meaning set forth in Section 6.5(a).

1.8. "***Effective Date***" shall have the meaning set forth in Section 2.3.

1.9. "***Exploration Program***" shall have the meaning set forth in Section 5.1(a).

1.10. "***First Cash Payment***" shall have the meaning set forth in Section 3.1(a).

1.11. "***Force Majeure***" shall have the meaning set forth in Section 13.6.

1.12. "***Institute***" shall have the meaning set forth in Section 12.1.

1.13. "***Laws***" means all applicable United States federal, state or local statutes, rules, codes, regulations, by-laws, interpretations, ordinances, judgments or orders enacted, promulgated, implemented, and/or issued by, any federal, state or local government entity.

1.14. "***Lease***" shall mean the lease of Lessor's interest in the Mining Properties to Lessee hereunder, as further described in Section 2.1 hereof.

1.15. "***Lease Term***" shall mean have the meaning set forth in Section 2.2.

1.16. "***Lease Transfer***" shall have the meaning set forth in Section 7.1.

1.17. "***Lessee***" shall mean American Nuclear Resources LLC and, as the context may require, any person or entity, including Operator, to whom American Nuclear Resources LLC has assigned or transferred its interests hereunder in the manner provided in this Agreement, or who has otherwise succeeded to the interests of American Nuclear Resources LLC hereunder.

1.18. "***Lessor***" shall have the meaning set forth in the introductory paragraph.

1.19. "***Option***" shall mean the option of Lessee to purchase Lessor's interest in the Mining Properties, set forth in Section 2.5.

1.20. "***Minerals***" shall have the meaning set forth in **Schedule C**.

1.21. "***Mining Properties***" shall have the meaning set forth in the Recitals.

1.22. "***Notified Party***" and "***Notifying Party***" shall have the meanings set forth in Section 8.1(a).

1.23. "***Operator***" means the Aldershot US Subsidiary or alternatively such other entity as may assume all of the rights and obligations of American Nuclear Resources LLC hereunder with the written consent of Lessor.

1.24. "***Party***" and "***Parties***" shall have the meanings set forth in the introductory paragraph.

1.25. "***Proceedings***" shall have the meaning set forth in Section 9.1(h)

1.26. "***Property Maintenance Costs***" shall have the meaning set forth in Section 4.1(a).

1.27. "***Property Maintenance Obligations***" shall have the meaning set forth in Section 2.4(d).

1.28. "***Qualified Expenditures***" shall have the meaning set forth in Section 5.1(b).

1.29. "***Quitclaim Deed***" shall have the meaning set forth in Section 7.1.

1.30. ***"Royal"*** means Royal Resources Limited, an Australian publically traded company.

1.31. ***"Royal Transaction"*** shall mean a transaction between Aldershot and Royal whereby Royal transfers certain US mineral properties held by one of its subsidiaries to Aldershot and makes certain cash payments to Aldershot all in exchange for Aldershot shares.

1.32. "***Royalty***" shall have the meaning set forth in Section 3.4.

1.33. "***Second Cash Payment***" shall have the meaning set forth in Section 3.1(c).

1.34. "***Shares***" shall mean 200,000 shares of common stock of Aldershot or alternatively such other number of shares of stock of another company as may be agreed in writing between Lessor and Lessee.

1.35. "***Short Form***" shall have the meaning set forth in Section 13.9

ARTICLE II
Lease and Option

2.1. Lease.

(a) Lessor hereby leases its right, title and interest in and to the Mining Properties to Lessee, together with all appurtenances and water rights incident to the Mining Properties, all improvements on the Mining Properties, together with all after acquired rights, title and interests thereto, including any rights, interest and title to any relocated or amended mining claims to the Mining Properties, for the purposes set forth herein, subject to the Royalty.

(b) Lessee shall have all such rights and privileges of access to and use of the Mining Properties as are held by and granted to Lessor in and to the Mining Properties under applicable Laws, including without limitation the exclusive right to explore for, develop, mine, mill and market Minerals and use of the surface for any and all other purposes, including but not limited to the right to dump and stockpile ore and waste materials in connection with exploration, development and mining operations conducted on the Mining Properties, and to construct, install and maintain on the Mining Properties such roads, power and telephone lines, ditches, camps, hoists, buildings and other structures and facilities as may be necessary for use in connection with exploration, development and mining operations on the Mining Properties, provided, however, that Lessee shall comply with all applicable Laws.

2.2. Term. Unless sooner surrendered or otherwise terminated, the term of the lease of the Mining Properties to Lessee hereunder (the "***Lease Term***") shall commence on the Effective Date and continue for a period of twenty (20) years and for so long thereafter as Minerals are produced from the Mining Properties without a lapse of production for a period greater than 365 days.

2.3. Effective Date. The ***Effective Date*** shall be the date on which each of the following conditions are satisfied:

(a) The initial Lessee shall have assigned to the Operator and the Operator shall have assumed from the initial Lessee all of the rights and obligations of Lessee hereunder; and

(b) Lessor shall have received pursuant to Section 3.1(a) the First Cash Payment and the Shares (or, alternatively in the case of the Shares, the irrevocable commitment of the issuer of the Shares to issue such Shares to Lessor within sixty (60) days).

2.4. Rights and Obligations of the Parties prior to the Effective Date. Prior to the Effective Date, the Parties shall have the following rights and obligations with respect to the Mining Properties:

(a) Lessor shall preserve and maintain for the purposes set forth herein its right, title and interest in and to the Mining Properties, together with all appurtenances and water rights incident to the Mining Properties, all improvements on the Mining Properties, together with all after acquired rights, title and interests thereto, including any rights, interest and title to any relocated or amended mining claims to the Mining Properties (excepting the obligation to pay and perform Property Maintenance Obligations) for the purposes set forth herein;

(b) Lessor shall retain all rights and privileges of access to and use of the Mining Properties as are held by and granted to Lessor in and to the Mining Properties under applicable Laws, including without limitation the exclusive right to explore for, develop, mine, mill and market Minerals and use of the surface for any and all other purposes, including but not limited to the right to dump and stockpile ore and waste materials in connection with exploration, development and mining operations conducted on the Mining Properties, and to construct, install and maintain on the Mining Properties such roads, power and telephone lines, ditches, camps, hoists, buildings and other structures and facilities as may be necessary for use in connection with exploration, development and mining operations on the Mining Properties, provided, however, that Lessor shall comply with all applicable Laws and Lessee shall have no obligations or liability with respect thereto;

(c) Lessor and its affiliates, principals and advisers shall refrain from contacting, negotiating, entering into discussions with or providing information to any third party with respect to any potential business arrangement involving the sale, lease or other use of the Mining Properties other than in cooperation with Lessee pursuant to this Agreement, and shall inform Lessee of, and shall immediately refer to Lessee, any offers, expressions of interest or other communications it receives from third parties relating to the sale, lease or other use of the Mining Properties;

(d) Lessee shall pay and perform (or provide for the payment and performance of) all applicable fees and work requirements to hold the unpatented mining claims included in the Mining Properties and file and/or record in the applicable office(s) all evidence of such payments as is required by Law (referred to herein as "***Property Maintenance Obligations***") not later than the date such Property Maintenance Obligations become due, and shall provide Lessor evidence of payment and/or performance of all Property Maintenance Obligations that have been paid or performed, provided that if Lessor has already paid BLM fees due for the 2011 assessment year (due September 1, 2010) on the date of execution hereof, Lessee will reimburse Lessor the amount thereof promptly following the execution of this Agreement.

(e) This Agreement shall terminate immediately upon (i) delivery by Lessee to Lessor of written notice of termination or (ii) Lessee's failure to pay and perform Property Maintenance Obligations on or prior to the date such Property Maintenance Obligations become due, provided that Lessee shall be liable for the payment and performance of Property Maintenance Obligations that become due and payable less than thirty (30) days following the date of termination.

(f) Except as set forth in this Section 2.4 and Articles XI through XIII, and except for the right of the initial Lessee to assign its rights hereunder to the Operator as provided in Section 10.1(a), the rights and obligations of the Parties under this Agreement shall come into effect only on the Effective Date.

2.5. Option. Lessor hereby grants to Lessee the sole and exclusive option to purchase all of Lessor's right, title and interest in and to the Mining Properties (the "***Option***"), together with all appurtenances and water rights incident thereto, and all after acquired rights, title and interests thereto, including any rights, interest and title to any relocated or amended mining claims pertaining to the Mining Properties, and all improvements on the property thereon, free and clear of all liens and encumbrances (save such exceptions, including overlaps of property and claims having priority in law to the rights of Lessor and either described in **Schedule A** or otherwise apparent from an inspection of the Mining Properties or from an examination of the pertinent public records) in accordance with the terms of this Agreement.

2.6. Title Materials. Lessor shall provide Lessee with the recording information with respect to the deeds, easements, state leases or other documents known to Lessor which bear upon title to the Mining Properties, and shall provide Lessee with copies of all such documents in Lessor's possession or control. Lessor shall, upon Lessee's request, record any such document in Lessor's possession or control which has not been recorded and obtain any consents required to be obtained in order to give full effect to this Agreement. Lessor shall provide Lessee with copies of all documents filed with the BLM, the state or county subsequent to the Effective Date, provided that Lessor shall not file any document that impairs Lessor's title to or interest in the Mining Properties without Lessee's prior written consent. If during the Lease Term, Lessee prepares and records any documents

concerning title to the Mining Properties, Lessee shall provide Lessor with copies thereof in advance of filing such documents of record, or if it is not possible to provide such documents in advance, then as soon thereafter as possible.

ARTICLE III
Consideration

3.1. Consideration for the Lease and Option. In consideration of the grant of rights hereunder to Lessee, Lessee shall:

(a) pay to Lessor the amount of US$10,000 (the "***First Cash Payment***") on or prior to October 1, 2010;

(b) subject to, and within 30 days following, completion of the Royal Transaction, procure the issue to Lessor of the Shares (or, alternatively, deliver to Lessor the irrevocable commitment of the issuer of the Shares to issue such Shares to Lessor within sixty (60) days); and

(c) subject to, and within 10 days of Aldershot's receipt of funds from the Royal Transaction, or upon the Effective Date, whichever is the last to occur (but not later than August 1, 2011, provided the Royal Transaction has taken place), pay to Lessor the amount of US$40,000 (the "**Second Cash Payment**");

(d) upon the first anniversary of the closing of the Royal Transaction, pay to Lessor the amount of US$25,000 (the "**First Anniversary Cash Payment**");

(e) upon the second anniversary of the closing of the Royal Transaction, pay to Lessor the amount of US$25,000 (the "**Second Anniversary Cash Payment**").

(f) Upon the third anniversary of the closing of the Royal Transaction, pay to Lessor the amount of US$25,000 (the "**Third Anniversary Cash Payment**").

Seventy five percent (75%) of the Cash Payments payable during the Lease Term shall be deemed lease rental payments, twenty percent (25%) shall be deemed consideration for the Option. All Shares issued to Lessor hereunder shall be deemed lease rental payments.

3.2. Exercise of Option. The Option may be exercised for no additional consideration at any time during the period of one year following Lessee's payment to Lessor of the last of the Cash Payments to be made pursuant to Section 3.1 above. The Option shall be exercised by delivery to Lessor of written notice of Lessee's intention to exercise the Option. In the event that Lessee does not deliver to Lessor notice of its intent to exercise the Option within such period, the Option shall expire. Expiration of the Option shall not affect the continuation of the Lease Term in accordance with this Agreement.

3.3. Shares.

(a) The Shares shall be subject to resale restrictions pursuant to applicable securities laws, including the rules and policies of any stock exchange upon which Aldershot may be listed at the time and any applicable resale restrictions imposed by the U.S. Securities and Exchange Commission

or under state securities laws, or laws of the country and province in which Aldershot may be bound, which at the time of execution hereof includes the laws of Canada and the Province of British Columbia.

(b) The issuance of the Shares to shall be subject to Lessor executing and delivering to Aldershot a "Shareholder Questionnaire" in the form attached as **Schedule B** and as reasonably required by Aldershot in connection with the issuance of such Shares and Lessor agrees to Aldershot filing certain information about Lessor with any stock exchange upon which Aldershot may be listed at the time and applicable securities regulators as required by applicable securities laws and policies and the rules and policies of any such exchange. Aldershot shall be entitled to reserve from issuance any Shares issuable to Lessor under this Agreement pending delivery of an executed Shareholder Questionnaire by Lessor.

(c) By entering into this Agreement, and agreeing to accept the Shares hereunder, Lessor expressly recognizes and acknowledges that the value of such Shares at any time in the future is highly speculative and involves a high degree of risk, and represents that it can bear the economic risk of its investment and a total loss of its investment in the Shares. Notwithstanding any diminution in the value of the Shares, Lessor agrees that the remainder of the consideration received under this Agreement shall constitute full and adequate consideration for the performance of all its obligations hereunder, including but not limited to the conveyance and transfer of the Mining Properties to Lessee or its assigns.

3.4. Royalties. Lessor hereby retains and reserves, and Lessee hereby grants and agrees to pay to Lessor, (i) a Royalty of two and one half percent (2-1/2%) of the Gross Value at the mine of the Commercial Production of Minerals mined or extracted from the unpatented mining claims comprising a portion of the Mining Properties, and saved, sold, and/or removed for disposal without sale therefrom; and, (ii) a Royalty of one and one half percent (1-1/2%) of the Gross Value at the mine of the Commercial Production of Minerals mined or extracted from the lands covered by the Utah State Metalliferous Lease comprising a portion of the Mining Properties, and saved, sold, and/or removed for disposal without sale therefrom; all as calculated and determined, and more fully described, in **Schedule C** attached hereto (each a "***Royalty***" and both the "**Royalties**"). The Royalties shall survive, and remain the entitlement of Lessor, in the event Lessee exercises its Option pursuant to Section 3.2 of this Agreement.

3.5. No Obligation to Purchase the Mining Properties. This Agreement constitutes a lease and an option to purchase the Mining Properties and Lessee shall have no obligation to exercise the Option to purchase the Mining Properties, except at its sole and independent discretion. Lessee shall have the unrestricted right at any time to terminate this Agreement without liability or obligation of any kind except for making such payments and issuing such Shares as may have previously accrued and satisfying all Property Maintenance obligations under Section 4.1(b). Unless a termination results from the default of Lessor, all Cash Payments made and Shares issued prior to the time of termination shall be nonrefundable.

ARTICLE IV
Maintenance of Mining Properties

4.1. Property Maintenance.

(a) Lessee shall (i) pay all taxes levied or assessed against the Mining Properties and due during the Lease Term, and (ii) pay and perform all Property Maintenance Obligations (the collective cost of which is referred to herein as "***Property Maintenance Costs***") not less than forty-five (45) days prior to the date such obligations become due. Lessee shall provide Lessor evidence of payment and performance of the Property Maintenance Costs as incurred and paid.

(b) Upon abandonment of any of the Mining Properties, or termination by Lessee of this Agreement, or relinquishment by Lessee with respect to any of the Mining Properties subject to this Lease, Lessee shall remain liable for any Property Maintenance Costs with respect to such Mining Properties that (i) are due and payable within sixty (60) days or less following the date of abandonment, termination or relinquishment, and/or (ii) will become due and payable for the 2012 and 2013 assessment years (BLM fees for such assessment years are payable September 1, 2011 and 2012), the amounts of which shall be based on the rates in effect at the time of such abandonment, termination or relinquishment and shall be immediately payable to Lessor at the time of such abandonment, termination or relinquishment, to the extent not yet due and/or paid.

4.2. Amendments, Relocations and Patents. During the term of this Agreement Lessee shall have the right (but not the obligation) acting in good faith and in a prudent manner to amend or relocate any or all of the unpatented mining claims included in the Mining Properties, to locate placer claims on ground theretofore covered by lode claims and vice versa, to locate mill sites on ground theretofore covered by mining claims and vice versa, and to locate any fractions existing on the Effective Date or resulting from the location, amendment, or relocation of mining claims or mill sites. All such locations, amendments, or relocations shall be made in the name of Lessor. The rights of Lessee under this Agreement shall extend to all such locations, amended locations, and relocations of the mining claims and mill sites, and the Royalty shall extend to all such locations. At the request of Lessor, Lessee shall execute and record any documents necessary to clarify and confirm the interests of Lessor in the new, amended or relocated mining or mill site claims.

4.3. Change in Federal Mining Law. If the United States establishes a leasing system or other system of tenure for lands or minerals now subject to location under the mining laws, and if the new system gives Lessor an election to acquire rights under the new system in exchange for or in modification of Lessor's existing rights, upon prior written consent of Lessor, which consent shall not be unreasonably withheld, Lessee may make the election in the name or Lessor with respect to any or all of the unpatented claims included in the Mining Properties. Thereafter, during the term of this Agreement Lessee shall pay all royalties, rentals, bonuses, fees, and other amounts required by the new system, but Lessee shall be entitled to credit all such payments as Qualified Expenditures. The rights of Lessee under this Agreement shall extend to the lease or other rights granted to Lessor by the new system.

4.4. Covenants by Lessor. During the Lease Term, Lessor shall use its commercially reasonable efforts to conduct its affairs in respect of the Mining Properties in the ordinary course of business. Unless Lessee has previously otherwise consented in writing, Lessor shall not sell, lease, dispose of or encumber in any way any of its interest in the Mining Properties, provided that Lessor reserves the right to transfer its interest in all or any portion of the Royalty.

ARTICLE V
Work Commitment

5.1. Work Commitment.

(a) Subject to completion of the Royal Transaction, Lessee shall make Qualified Expenditures on or for the benefit of the Mining Properties in the amounts reasonably necessary (i) to post reclamation bonds under permits described in the correspondence set forth in **Schedule D** by no later than November 1, 2010, and (ii) to complete an exploration program, consisting primarily of drilling, to be conducted according to parameters to be determined by Lessee in Lessee's sole discretion within the scope of current obligations (including reclamation bonding requirements) under permits described in the correspondence set forth in **Schedule D** as soon as is reasonably practicable following completion of the Royal Transaction, but not later than November 1, 2011, except as may be otherwise agreed by the Parties (the "***Exploration Program***").

(b) "***Qualified Expenditures***" shall mean all costs and expenses incurred by or for the benefit of Lessee in all activities conducted on or in respect of the Mining Properties to advance the exploration and development of the Mining Properties or in furtherance of the discovery, location, delineation or evaluation of any deposit of Minerals within the Mining Properties including, without limitation, aerial and surface reconnaissance, geophysical and geochemical work, and geological mapping; drill-site preparation; road building; land clearing; exploration drilling; trenching; excavation, driving of adits, sinking of shafts and similar underground operations; logging of drill holes and drill core; evaluation of geological, geophysical, geochemical or other exploration data; laboratory work, including without limitation, assay or metallurgical analyses; and reclamation and restoration work on any drill sites as required by any federal, state or local agency and the cost of reclamation bonds required by Law to be posted in respect of activities conducted on the Mining Properties. Costs and expenses of all similar work not physically conducted on the Mining Properties shall also constitute Qualified Expenditures to the extent that such work is for the purpose of, or in furtherance of, the discovery, location, delineation or evaluation of any deposits of minerals within the Mining Properties.

5.2. Reporting and Audits.

(a) Lessee shall furnish Lessor at Lessor's reasonable request, periodic reports itemizing and detailing all Qualified Expenditures incurred by or for the benefit of Lessee and deemed by Lessee to qualify as such for the purposes of this Agreement. Lessor shall be conclusively deemed to have accepted Lessee's determination that such Qualified Expenditures satisfy the terms and conditions of this Agreement unless Lessor shall have made written exception within thirty (30) days after receipt by Lessor of Lessee's statement of Qualified Expenditures.

(b) Lessor, at Lessor' sole cost and expense and at such time reasonably acceptable to Lessee, shall have the right to conduct an audit of background records maintained by Lessee relating to the Qualified Expenditures.

5.3. Continuation of Obligation upon Exercise of Option. Lessee's obligation to complete the Exploration Program shall survive termination of this Agreement by exercise of the Option.

ARTICLE VI
Operations

6.1. Operations.

(a) Lessee shall conduct all operations on the Mining Properties in a good and workmanlike manner and in accordance with accepted mining practice and all Laws, including, but not limited to, all Laws regarding reclamation of the Mining Properties. Without in any manner limiting the generality of the foregoing, Lessee shall post and provide all and any mined land reclamation performance bonds required in order to commence operations upon the Mining Properties. All decisions with respect to exploration and development of the Mining Properties, including all decisions regarding the commencement, suspension, resumption, or termination of any operations, shall be made by Lessee in its sole discretion. There are no covenants or agreements regarding these matters other than those expressly set forth in this Agreement.

(b) If this Agreement is inconsistent with or contrary to any Law, the Law shall control and this Agreement shall be deemed to be modified accordingly.

(c) Lessee hereby agrees to indemnify and hold Lessor harmless from and against any cost, damage, claim, penalty, fine, liability or expense (including reasonable attorney's fees) incurred by or claimed against Lessor, directly or indirectly, (i) as a result of Lessee's use or occupancy of the Mining Properties, (ii) by reason of any failure of Lessee, or its partners, officers, agents or employees, to perform its obligations under this Agreement, or (iii) otherwise as a result of Lessee's fault or negligence.

(d) Lessor hereby agrees to indemnify and hold Lessee harmless from and against any cost, damage, claim, penalty, fine, liability or expense (including reasonable attorney's fees) incurred by or claimed against Lessee, directly or indirectly, (i) as a result of Lessor's use or occupancy of the Mining Properties, (ii) by reason of any failure of Lessor, or its partners, officers, agents or employees, to perform its obligations under this Agreement, or (iii) otherwise as a result of Lessor's fault or negligence.

(e) This Section 6.1 shall survive termination of this Agreement for so long as Lessee has not abandoned such Mining Properties in compliance with Section 8.4 hereof.

6.2. No Implied Covenants. No covenants or conditions relating to the exploration, development, mining, or related operations on or in connection with the Mining Properties, or the timing thereof, other than those expressly provided in this Agreement, shall be implied.

6.3. Protection From Liens and Damages. Lessee shall keep the Mining Properties free of liens for labor performed, materials, equipment or merchandise furnished for use in the Mining Properties under this Agreement.

6.4. Inspection.

(a) Lessor or Lessor's authorized representative, at its sole risk and expense, may enter on the Mining Properties at any reasonable time for the purpose of inspection, but shall enter at Lessor's own risk and so as not to hinder unreasonably the operations of Lessee.

(b) Lessor or Lessor's authorized representative may, at any reasonable time and at its sole expense, inspect any records pertinent and necessary for the purpose of substantiating the compliance of Lessee with the provisions of this Agreement and the Royalty.

(c) This Section 6.4 shall survive termination of this Agreement for so long as Lessee has not abandoned such Mining Properties in compliance with Section 8.4 hereof.

6.5. Data.

(a) Prior to, or as soon as practicable following, the Effective Date Lessor shall deliver to Lessee all drill core, all geological, geophysical, and engineering data and maps, logs of drill holes, results of assaying and sampling, and similar data concerning the Mining Properties (or copies thereof) ("***Data***") which are in Lessor's possession or control, provided that Lessor shall be required to make available to Lessee the report recently delivered to Lessor by Gavin Harrison only upon payment by Lessee to Lessor of the amount of US$3,000 in reimbursement of Lessor's costs of commissioning said report.

(b) Upon the expiration, surrender or other termination of this Agreement (except by exercise of the Option), Lessee shall, within sixty (60) days after such termination, (i) return to Lessor all drill core and original data delivered by Lessor to Lessee which are then in Lessee's possession or control, and (ii) make available for inspection and copying by Lessor all factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling pertaining the Mining Properties which Lessee has produced and/or obtained as a result of its exploration work under this Agreement and which are then in Lessee's possession or control. Upon Lessor's request made within sixty (60) days after termination of this Agreement (except by exercise of the Option), Lessee shall, at Lessor's expense, provide Lessor with the drill cores designated by Lessor.

(c) Neither Party makes any representation or warranty as to the accuracy or interpretation of any such data or information provided to the other Party pursuant to this Agreement, and shall not be liable on account of any use by the other Party or any other person of any such data or information. Lessee shall not be liable for the loss or destruction of any drill cores or drill core samples.

6.6. Confidentiality. Provided that this Agreement remains in force or Lessee has exercised the Option, all information obtained by Lessor or Lessor's authorized representatives from Lessee arising out of Lessee's activities on the Mining Properties pursuant to this Agreement shall be kept strictly confidential by Lessor and shall not be released to any third person except upon the prior written consent of Lessee or as required by any applicable Laws.

6.7. Insurance. On the Effective Date, or as soon thereafter as practicable and prior to commencing any operations, Lessee shall provide at its own expense and will keep in force during the term of this Agreement, a policy or policies of comprehensive general liability insurance from a reputable insurance company qualified to do business in the state in which the Mining Properties are

located with minimum limits of not less than US$l,000,000 for injury to one person and not less than US$2,000,000 for injury to more than one person in any one accident and not less than US$500,000 for property damage. These policies shall name Lessor as an additional insured. Lessee shall deposit with Lessor a certificate of insurance showing the limits of liability together with an agreement by the carrier to give Lessor thirty (30) days notice before canceling or substantially modifying the policy.

ARTICLE VII
Exercise of Option

7.1. Exercise of Option. Upon exercise of the Option by Lessee in accordance with Section 2.5, Lessor shall execute, acknowledge and deliver to Lessee (i) a Quitclaim Deed substantially in the form attached hereto as **Schedule E** conveying to Lessee the Mining Properties consisting of unpatented mining claims ("***Quitclaim Deed***") and (ii), an assignment substantially in the standard form adopted by the State of Utah School and Institutional Trust Lands Administration (with the exception of the provisions regarding the calculation of royalties, which may be in the same form as attached to the Quitclaim Deed) conveying to Lessee its interest in any Mining Properties consisting of Utah state mineral leases (the "***Lease Transfers***"). The Quitclaim Deed and the Lease Transfers shall be made subject to the Royalty. Lessee shall pay all registration charges and transfer fees properly payable on and in connection with the sale and transfer of the Mining Properties to Lessee.

7.2. Public Disclosure. Lessor hereby consents to the filing by Aldershot of this Agreement as a public document with the United States Securities and Exchange Commission, the Toronto Venture Exchange and any other domestic or foreign securities regulatory body having jurisdiction over Aldershot and the identification of Lessor in news releases and other continuous disclosure documents where required to comply with Aldershot's public disclosure obligations under the laws of any applicable States, the United States, Canada and any other country and the policies of any stock exchange upon which Aldershot may be listed at the time.

ARTICLE VIII
Default; Termination and Surrender

8.1. Default.

(a) If either Party (the "***Notifying Party***") believes the other Party (the "***Notified Party***") is in breach of this Agreement, the Notifying Party shall notify the Notified Party and give it the opportunity, as set forth in this subsection, to cure such breach. If the Notified Party does not:

i. cure such breach within thirty (30) days of the Notified Party's actual receipt of said notice,

ii. as to breaches that can be cured, but cannot be cured within thirty (30) days of the Notified Party's actual receipt of said notice using reasonable diligence, commence (and notify the Notifying Party of its commencement) to cure such breach within thirty (30) days after its actual receipt of notice and thereafter diligently pursue all steps necessary to cure the breach as expeditiously as is reasonable under the circumstances and thereafter cure the breach (it being intended in connection with a breach not susceptible of being cured with due diligence within said thirty (30) day period that the time within which to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence),

iii. notify the Notifying Party within thirty (30) days of its actual receipt of notice from the Notifying Party that it disputes that there has been a breach and submit the dispute for resolution in accordance with Article 12 hereof within ten days after it so notifies the Notifying Party;

and if such breach is determined to be of a material nature, then, subject to the other provisions of this Section, the Notifying Party may terminate this Lease upon notice to the Notified Party.

(b) If the Notified Party contests the existence of an alleged breach in accordance with Article 12 hereof, then this Agreement may not be terminated, and shall not terminate, under this Section until the arbitrators have rendered a final decision. In the event said final decision holds that the Notified Party was in breach and that such breach was of a material nature, then this Agreement shall terminate upon thirty (30) days notice from the Notifying Party if the Notified Party, within the time periods specified in subsection (a) (with said time periods running from the date of entry of such final decision) has not: (i) cured such breach, or (ii) as to breaches that due to their nature cannot be cured within thirty (30) days, diligently pursued all steps specified in subsection (a).

(c) Nothing in this Section shall preclude either Party from seeking equitable remedies to protect their interests hereunder.

(d) Unless otherwise expressly provided herein, termination of this Agreement under this Section shall be without prejudice to any other rights or remedies to which the Parties may be entitled, including the right to damages.

8.2. Termination and Surrender.

(a) This Agreement: (i) may be terminated by written notice of the non-defaulting Party in the event that the other Party is in default pursuant to Section 8.1 hereof, (ii) may be terminated by mutual agreement of the Parties, (iii) shall terminate automatically if the Effective Date shall not have occurred by June 1, 2011, and (iv) shall terminate automatically upon Lessee's exercise of the Option.

(b) Upon termination of this Agreement, by default or otherwise, all rights, liabilities, and obligations of Lessee under this Agreement shall terminate, except as expressly provided herein. For the avoidance of doubt, termination of this Agreement by exercise of the Option shall not terminate the obligations of Lessee under the Royalty.

(c) In the event of any controversy, the Parties may, by mutual agreement, continue operations under this Agreement and Lessee shall make the payments provided for in this Agreement notwithstanding the existence of the controversy. Upon the resolution of the controversy, such payments or restitutions shall be made as required by the terms of the decision of the court or arbitrators, or otherwise.

(d) Lessee may at any time prior to exercise of the Option terminate this Agreement as to all but not part of the Mining Properties by delivering to Lessor or by filing for record in the appropriate office (with a copy to Lessor) a recordable Surrender of this Agreement. Upon mailing the Surrender to Lessor, all rights, liabilities and obligations of Lessee under this Agreement shall terminate except as expressly provided herein.

8.3. Removal of Property. Except where termination is effected by the exercise of the Option, or upon Lessor taking a reassignment of the Mining Property in accordance with Section 8.4, Lessee or assigns shall have the right (but not the obligation) for a period of six (6) months after the termination of this Agreement to remove from the Mining Properties structures, equipment, personal property, and fixtures owned by Lessee or assigns or erected or placed on or in the Mining Properties by Lessee or assigns, except mine timbers in place. Lessee or assigns may keep one or more watchmen on the Mining Properties during the above-mentioned period. The foregoing shall not relieve Lessee from the obligation to remove structures, equipment, personal property or fixtures mandated under any reclamation requirements.

8.4. Reassignment. The Parties recognize and agree that, notwithstanding any other provision of this Agreement, Lessee, or its assigns, shall have the right to abandon its or their interest in all or any of the Mining Properties at any time; subject only, that in the event Lessee or its assigns intends to abandon any portion of the Mining Properties at any time following exercise of the Option, Lessee shall first send to Lessor thirty (30) days prior written notice of intention to abandon along with a description of the Mining Properties to be abandoned. Commencing on the effective date of notice from Lessee of intention to abandon such portion of the Mining Properties, Lessor shall have fifteen (15) days in which to notify Lessee that it wishes to reacquire that portion of the Mining Properties that are being abandoned. Lessee shall take all reasonable steps to facilitate the acquisition by Lessor of any such portion of the Mining Properties for no additional consideration. If Lessor reacquires any portion of the Mining Properties, as to that property so reacquired, all obligations of Lessee or its assigns shall be terminated except for obligations under Section 4.1(b), and Section 6.5(b) relating to Data. If Lessor fails to notify Lessee within the required periods, Lessee or its assigns shall have the right to abandon such portion of the Mining Properties and Lessee's obligations as to that portion of the abandoned Mining Properties shall cease, excepting the obligation to perform any and all mined land reclamation required with respect to such abandoned Mining Properties.

ARTICLE IX
Representations and Warranties

9.1. Lessor' Representations and Warranties. Subject to the matters set forth on **Schedule A** attached hereto and except as otherwise specifically provided herein, Lessor represents and warrants to Lessee that:

(a) Lessor has full power and absolute authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby except where regulatory approval is required. Lessor has obtained all authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its organizational documents or any members' or managers' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable Law.

(b) Lessor is the registered and/or beneficial owner of an undivided one hundred percent (100%) interest in and to the Mining Properties or has full authority on behalf of the registered

and beneficial owners to enter into this Agreement, subject only to the paramount rights of the United States, as to the unpatented mining claims and, as applicable, of the State of Utah as to state leases.

(c) Lessor owns good and defensible record title to the Mining Properties. For purposes of this Agreement, "record title" shall mean (A) with respect to unpatented mining claims, record title as reflected in the public records maintained by (i) the recorder's offices of the County in which such Mining Properties are located, and (ii) the State office of the Bureau of Land Management in the State in which such Mining Properties are located and (B) with respect to any Utah state leases, the record leasehold interest, as reflected in the public records maintained by the State of Utah School and Institutional Trust Lands Administration. Subject to the paramount title of the United States (and, as applicable, the State of Utah), rights granted by the United States to third parties, and the rights of third parties to use the surface of the Mining Properties pursuant to applicable Laws, Lessor owns the Mining Properties (or as applicable a leasehold interest in the Mining Properties) free and clear of any encumbrances, and each of the mining claims that is part of the Mining Properties has been properly located and properly maintained in full compliance with all applicable Laws, all to the extent necessary to have an unpatented mining claim that is recognized as valid under all applicable Laws including the following: (i) the Mining Properties were properly laid out and monumented; (ii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iii) all necessary assessment work has been performed upon the mining claims and all such work was performed in a timely manner in accordance with industry standards and was reasonably sufficient to hold the Mining Properties and all governmental fees have been paid in a manner required by Law in order to maintain the Mining Properties through the current assessment year; and (iv) all affidavits of assessment work, evidence of payment of governmental fees, and other filings required to maintain the Mining Properties in good standing through the current assessment year have been properly and timely recorded or filed with appropriate governmental agencies.

(d) To the best knowledge of Lessor, there are no adverse claims or challenges against or to the ownership of or title to or leasehold interest in the Mining Properties or any portion thereof, nor is there any basis therefore.

(e) Except as contemplated hereby, there is no contract, option or any other right of another party binding upon Lessor, or any other party, to lease, option, sell, transfer, assign, pledge, charge, mortgage, explore or in any other way option, dispose of or encumber all or part of the Mining Properties or any portion thereof or interest therein.

(f) Lessor represents that except for the Royalty (and, insofar as any Utah State leases included within the Mining Properties, the royalty reserved by the State of Utah), no person has any royalty or other interest whatsoever in production or profits from the Mining Properties or any portion thereof.

(g) Lessor individually represents that no surface activities have been conducted by Lessor on the Mining Properties that have resulted in unreclaimed surface disturbances subject to reclamation and rehabilitation obligations and that such surface activities, if any, have been properly completed in compliance with all applicable Laws, other than the activities conducted under exploration permits for which reclamation bonding remains in place.

(h) There are no suits, actions, or other legal, administrative, arbitration, mediation, or other proceedings ("***Proceedings***") to which Lessor is a party or by which it would be bound, and it has not received any threat of assertion of any Proceeding against it or against any third party that could affect Lessor's compliance with the terms hereof. If any Proceeding is threatened or commenced with respect to the Mining Properties during the Lease Term, Lessor shall promptly notify Lessee.

9.2. Lessee's Representations and Warranties. Lessee represents and warrants to Lessor that:

(a) It is a company duly incorporated and validly subsisting and is in good standing under the laws of the jurisdiction of its incorporation.

(b) It has full power and absolute authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby except where regulatory approval is required.

(c) It has duly obtained all corporate authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constituting documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable Law.

(d) There are no Proceedings to which Lessee is a party or by which it would be bound, and it has not received any threat of assertion of any Proceeding against it or against any third party that could affect its compliance with the terms hereof. If any Proceeding is threatened or commenced with respect to the Mining Properties during the Lease Term, Lessee shall promptly notify Lessor.

9.3. Application and Liability. The representations and warranties of the Parties shall be true on the Effective Date and if either Party discovers that any of its representations or warranties were not true when made, they shall immediately notify the other Party. Each Party shall be liable to the other for damages resulting from such Party's breach of its representations and warranties set forth in this Section 9.

ARTICLE X
Assignments

10.1. Transfers by Lessee.

(a) This Agreement and the benefits, rights, duties and obligations of Lessee may be assigned or transferred by the initial Lessee to the Operator at any time prior to or as of the Effective Date, and Lessor hereby agrees and consents to such assignment and agrees that such assignment shall irrevocably relieve American Nuclear Resources LLC of any further obligations or liabilities under this Agreement.

(b) This Agreement and the benefits, rights, duties and obligations of Lessee may be assigned or transferred by Lessee, without prior written consent of Lessor, to any corporation,

partnership or any other legal entity which Lessee directly or indirectly controls, providing that such assignment shall not relieve Lessee of any obligations or liabilities under this Agreement.

(c) Lessee shall have the right to sell, option or joint venture its interest in this Agreement and the Mining Properties only upon prior written approval of Lessor, such approval not to be unreasonably withheld, provided that such transaction shall not relieve Lessee of any obligations and liabilities under this Agreement.

(d) Each purchaser, optionee or joint venturer prior to the effective date of any sale, option or joint venture shall agree in writing to be bound by the terms and conditions of this Agreement, including specifically the terms to pay the Royalty set forth in **Schedule C.**

10.2. Transfer by Lessor.

(a) Lessor may transfer or assign its entire interest in this Agreement and the Mining Properties subject to the written consent of Lessee, which consent shall not be unreasonably withheld, and the express assumption by the transferee of all of Lessor's obligations and upon execution of appropriate disclosure documents as Lessee or its legal counsel deems necessary or required.

(b) Lessor shall not assign or transfer any rights to receive the Shares, except (i) with the prior written consent of Lessee, which consent shall not be unreasonably withheld, or (ii) by operation of law in the event of an individual's death, bankruptcy or a corporate reorganization. In the event of a permitted transfer, and in each such case, each legal transferee shall (i) provide Lessee, in respect of an assignment or transfer of rights to receive Shares and in respect of an assignment or transfer of rights to receive the Cash Payment, with certified copies of all applicable legal documentation evidencing transfer by operation of law; (ii) ratify this Agreement, and, (iii) with respect to the Shares, execute and deliver to Lessee a Shareholders Questionnaire prior to receiving any distribution of Shares. No change in rights to receive the Shares shall be binding on Lessee until thirty (30) days after Lessee has received copies of the instruments and documents required herein evidencing the change. Except as set forth herein, Lessee shall have no obligation to recognize any claims to the Shares.

(c) Except as expressly agreed in writing by Lessee, no change or division in the ownership of the Mining Properties or the right to issuance of the Shares shall enlarge the obligations or diminish the rights of Lessee.

ARTICLE XI
Notice

11.1. Notices. All notices and other communications to a Party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communications, with confirmation sent by registered or certified mail, return receipt requested, or (iii) sent by registered or certified mail, return receipt requested. All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of sending of the electronic communication, with receipt of electronic confirmation of delivery, and (iii) if by registered or certified mail, five Business Days following the date of mailing. Until a change of address is communicated as indicated above, all notices shall be addressed as follows:

If to Lessor:

South American Minerals, Inc.
[76 Beaver St. - 26th Floor,
New York, NY 10005 USA]

With a copy to Lessee:

American Nuclear Resources LLC
c/o A.J. Coffman
Six Cherry Lane Drive
Cherry Hills Village, Colorado 80113-4210

11.2. Any Party may give notice in writing of any change of its address. The address provided in said notice will thereafter be deemed to be the address of the Party for the giving of notice hereunder.

ARTICLE XII
Arbitration

12.1. Procedure. Any controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including, but not limited to, any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this clause) arising out of or related to this Agreement (including amendments or extensions), or the breach or termination of this Agreement shall be first submitted to a mutually agreed neutral third party for non-binding mediation. If mediation is not successful, then such controversy or claim shall be settled by arbitration in accordance with the then current Rules of the American Arbitration Association for Commercial Arbitration (the applicable entity, the "**Institute**"), and this provision. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 through 16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and the judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

12.2. Location. The arbitration shall be held in Denver, Colorado, and there shall be three arbitrators. Each Party shall select a Party arbitrator and the Party arbitrators shall select a third, neutral arbitrator. The arbitrators shall be chosen subject to the rules and procedures as provided by the Institute and shall have a minimum of ten years experience in mining matters generally and in the subject matter of the dispute specifically. The arbitrators shall have no financial interest in the outcome of the dispute. The arbitrators shall determine the claims of the Parties and render a final award in accordance with the substantive law of the State of Colorado, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing. Except as required by law (and then only after prior notice to the other Party), no Party shall disclose the facts of the underlying dispute or the contents or results of the arbitration without the prior consent of all Parties. The decision of the arbitrators shall be by a majority of the arbitrators and shall be final and binding on all Parties, and shall be enforceable in any court of competent jurisdiction.

12.3. Limitation. All periods of survival and statutes of limitation and defenses based upon passage of time applicable to any claim or right of action (including any counterclaim or claim of setoff) shall be tolled while the arbitration is pending.

12.4. Inurement. The obligation to arbitrate any claim shall extend to the successors, assigns and third party beneficiaries of the Parties.

12.5. Discovery. The arbitrators shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to ten interrogatories (including subparts), to respond to up to ten requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and up to four other persons within such Party's control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrators upon a finding of good cause.

12.6. Costs. Each Party shall bear its own costs, expenses and attorney's and Party arbitrator fees; and one-half of the neutral arbitrator's fees, provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorney's fees in connection with such court proceedings.

12.7. Authority. The arbitrators shall not have the power to grant temporary or permanent injunctive or other equitable relief. A Party may, notwithstanding any other provision of this Agreement, seek injunctive relief from any court of competent jurisdiction.

12.8. Enforceability. If any part of this arbitration provision is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this provision.

12.9. Survival. The provisions of this Section 12 shall survive termination of this Agreement.

ARTICLE XIII
Miscellaneous

13.1. Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the United States of America and the State of Colorado. The Parties hereby consent to the non-exclusive personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Agreement and waive any argument that venue in any such forum is not convenient. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

13.2. Time of Essence. Time shall be of the essence of this Agreement.

13.3. Binding. This Agreement shall ensure to the benefit of and be binding upon the Parties hereto and their respective successors, permitted assigns, heirs, administrators and legal representatives.

13.4. Counterparts. This Agreement may be executed in counterparts which may be delivered by facsimile. Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument.

13.5. Third Party Beneficiaries. This Agreement is exclusively for the benefit of Lessor, its successors and permitted assigns, with respect to the obligations of Lessee under this Agreement, and for the benefit of Lessee, its successors and permitted assigns, with respect to the obligations of Lessor, under this Agreement, and this Agreement shall not be deemed to confer upon or given to any other third party any remedy, claim, liability, reimbursement or other right

13.6. Force Majeure. The obligations of a Party shall be suspended, and the time for a Party to perform such obligations shall be extended, to the extent and for the period that the performance of such Party is delayed or prevented by any cause beyond the reasonable control of such Party ("***Force Majeure***"). Force Majeure shall include labor disputes, riots, embargoes, sabotage, civil strife, reasonably unforeseen technical difficulties, acts of God or nature, including earthquakes, landslides, avalanches, storms, floods and other severe adverse weather conditions, and supervening illegality of performance, except to the extent that any of the foregoing is caused in whole or material part by the fault or negligence of the Party claiming Force Majeure.

13.7. U.S. Dollars. Except as where specifically noted, all funds payable hereunder are to be payable in United States Dollars.

13.8. Specific Performance. The Parties acknowledge that any breach of the terms of this Agreement by any Party would give rise to irreparable harm to other Parties for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies permitted under this Agreement, any Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

13.9. Short Form. Contemporaneously herewith Lessee and Lessor have executed and delivered a short form of this Agreement in the form of **Schedule F** attached hereto ("***Short Form***"). Lessee may record the Short Form as it may elect.

13.10. Perpetuities. The Parties do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. If any right or option to acquire any interest in any real properties exists in this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Parties hereby agree that a court or arbitrator shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

13.11. Regulatory Approval. This Agreement is not subject regulatory approval.

13.12. Further Assurance. At the request of either Party, the Parties shall take such reasonable actions, and execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either Party to effect the purposes of this Agreement and the transactions contemplated hereby, including without limitation, revision of schedules consistent with

the legal description of the Mining Properties (including any amended or relocated mining claims or subsequently issued leases).

13.13. Entire Agreement; Amendment and Waiver.

(a) This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.

(b) No amendment or modification to this Agreement shall be effective unless be in writing and signed by both Parties.

(c) No waiver by a Party of any breach by the other Party of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

13.14. Section Headings; and Construction.

(a) The section headings herein are for reference only and have no legal significance. Defined terms include the plural or derivatives of such terms; consistent with the foregoing, "**Include**", "**including**", or similar terminology shall be construed as meaning without limitation as to, and whether similar or dissimilar to, the nature or scope of the referenced matters. "**Hereunder**:, "**herein**", "**hereby**", or "**hereof**", or similar terminology, shall be construed as referring to this Agreement rather than only the section in which such term appears. "**Will**" and "**shall**" have the same meaning. "**Consistent with**" means consistent with but not as a limitation on. Unless otherwise expressly provided herein, references to Sections and exhibits, schedules, or appendices refer to those of this Agreement, and references to subsections refer to those within the Section or subsection where the reference appears.

(b) Provisions pertaining to requiring a Party's consent mean obtaining such consent in advance and in writing.

13.15. Severability. If any provision hereof is held to be invalid or unenforceable in whole or in part in any relevant jurisdiction, such provision, only to the extent invalid or unenforceable, shall be severable from this Agreement, and the other provisions of this Agreement (along with the provision at issue, to the extent that it would be valid and enforceable, and such provision shall be deemed to be so reformed) shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the purpose and intent of this Agreement. The invalidity or unenforceability, in whole or in part, of any provision of this Agreement in any relevant jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any person or entity affect the validity or enforceability of such provision with respect to any other person or entity.

13.16. No Partnership. Nothing herein shall be deemed to: (i) constitute either Party the partner, venturer, agent, or legal representative of the other, or (ii) create any fiduciary relationship between the Parties. The Parties do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Party shall act for or

assume any obligation or responsibility on behalf of the other Party, unless and as otherwise expressly provided herein.

[*Remainder of Page Intentionally Left Blank*]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date set forth above.

South American Minerals, Inc.

By:________________________
Its: President

American Nuclear Resources LLC

By:________________________
Its:________________________

4833-0151-4496\7